AMENDED AND RESTATED INVESTORS RIGHTS AGREEMENT

This Amended and Restated Investors Rights Agreement (the “Agreement”) made as of the 4 day of April, 2006 by and among:

(i)	Rosetta Genomics Ltd., an Israeli Company (the “Company”);

(ii)	Dr. Isaac Bentwhich, Bentwich Innovations Ltd., Bentwich Holdings Ltd. and Harmony 2000, a registered amuta (together, the “Founding Shareholders”);

(iii)	the holders of Ordinary Shares of the Company, having no par value ("Ordinary Shares") listed in Schedule 1 hereto ("Ordinary Shareholders");

(iv)	the holders of Series A Preferred Shares of the Company, having no par value ("Series A Preferred Shares") listed in Schedule 2 hereto ("Preferred A Shareholders");

(v)	the holders of Series B Preferred Shares of the Company, having no par value ("Series B Preferred Shares") listed in Schedule 3 hereto ("Preferred B Shareholders"); and

(vi)	the holders of Series C Preferred Shares of the Company, having no par value ("Series C Preferred Shares" and together with the Series B Preferred Shares and the Series A Preferred Shares, the "Preferred Shares") of the Company who will be listed in Schedule 4 hereto upon their execution of this Agreement after the completion of the Company’s Series C financing round ("Preferred C Shareholders" and together with the Preferred B Holders and the Preferred A Holders, the "Preferred Shareholders").

WITNESSETH

WHEREAS the Board of Directors of the Company has determined that it is in the best interest of the Company that the Company shall grant the Preferred Shareholders, the Founding Shareholders and the Ordinary Shareholders (together, the "Shareholders") certain rights as set forth herein; and

WHEREAS, the Company and the Shareholders wish to set out certain other matters that will govern their relationship with each other;

NOW THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1.	Information and Inspection Rights. The Company covenants that:

1.1	Delivery of Financial Statements. The Company shall deliver to each Shareholder that holds at least 3% of the issued and outstanding share capital of the Company or to a Shareholder that invested in the Company at least US$ 1,000,000:

(a)	As soon as practicable, but in any event within sixty (60) days after the end of each fiscal year of the Company, consolidated financial statements of the Company as of the end of such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, written in English, prepared in accordance with generally accepted accounting principles ("GAAP"), audited by a firm of Independent Certified Public Accountants in the State of Israel who are members or affiliates of an internationally recognized accounting firm, and accompanied by an opinion of such firm which opinion shall state that such financial statements have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position as of their date, results of operations and changes in cash flows of the Company for the period ended at said date, and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards; and

(b)	As soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, unaudited, but reviewed, financial statements of the Company, written in English, and prepared in accordance with GAAP for such period and, in the case of the first, second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period and the quarter ended as of their date , setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail, and all reviewed by a firm of Independent Certified Public Accountants in the State of Israel who are members or affiliates of an internationally recognized accounting firm.

1.2	Accounting. The Company will maintain and will cause each of its Subsidiaries to maintain a system of accounting in local currency which will enable the Company to issue financial statements in accordance with GAAP, and will set aside on its books and cause each of its operating Subsidiaries to set aside on its books all such proper reserves as shall be required by GAAP. For purposes of this Section 1.2, "Subsidiary" means any corporation or entity controlled by the Company, or by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

1.3	Confidentiality of Information. Each Shareholder agrees to keep all information provided hereunder in strict confidence and not to disclose or use such information other than for the purpose of evaluating its investment in the Company.

1.4	Termination of Rights. The rights granted in Sections 1.1 and 1.2 above shall terminate and be of no further force and effect upon an IPO.

2.	Registration. The following provisions govern the registration of the Company's securities:

2.1	Definitions. As used herein, the following terms have the following meanings:

(a)	"Form S-3" means Form S-3 or Form F-3 under the United States Securities Act of 1933, as amended (the "Securities Act"), as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC;

(b)	"Founding Registrable Securities" means Registrable Securities held by Founding Shareholders;

(c)	"Holder" means any person owning Registrable Securities;

(d)	"IPO" shall mean the first registration statement for a public offering of securities of the Company, other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan;

(e)	"Ordinary Registrable Securities" means Registerable Securities held by Ordinary Shareholders, including Founding Shareholders;

(f)	"Preferred Registrable Securities" means Registrable Securities held by Preferred Shareholders;

(g)	"Registrable Securities" means (1) Ordinary Shares now owned or hereafter acquired by the Shareholders, including all Ordinary Shares issuable with respect to Preferred Shares of the Company, and (2) any Ordinary Shares issued in respect of the shares described in clause (1) above (as a result of share splits, share dividends, reclassifications, recapitalizations or similar); provided, however, that Ordinary Shares that are Registrable Securities shall cease to be Registrable Securities upon (i) any sale thereof pursuant to a Registration Statement or Rule 144 under the Securities Act or (ii) any sale thereof in any manner to a person or entity which is not entitled to the rights provided by this Agreement;

(h)
"Register", "registered" and "registration" refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction;

2.2	Incidental Registration.

(a)
If the Company at any time proposes to register any of its securities (other than in its IPO, a demand registration under Section 2.3, a Form S-3 registration under Section 2.4, a registration relating to stock option plan(s) of the Company, or a registration on Form F-4/S-4 in connection with a merger, acquisition or other business combination), it shall give prompt written notice to all Holders of such intention, together with a list of jurisdictions in which the Company intends to attempt to qualify such securities under applicable state securities laws. Upon the written request of any such Holder given within twenty (20) days after receipt of any such notice, the Company shall include in such registration all of the Registrable Securities indicated in such request, so as to permit the disposition of the shares so registered. The said piggyback right of the Holders under this Section, may be exercised for an unlimited number of times.

(b)	Notwithstanding any other provision of this Section 2.2, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten (an "Underwriters' Cutback"), then, there shall be excluded from such registration and underwriting, to the extent necessary to satisfy such limitation, first, Ordinary Registrable Securities, to the extent necessary (on a pro rata basis according to the respective holdings of the Holders of Ordinary Registrable Securities at the time of such registration), and second, Preferred Registrable Securities, to the extent necessary (on a pro rata basis according to the respective holdings of the Holders of Preferred Registrable Securities at the time of such registration); provided however, that if the number of Registrable Securities to be registered by the Holders is limited by the underwriter, the Company shall have priority over the Holders in each such registration and the number of Registrable Securities, if any, that may be included in the registration shall be in accordance with the above order and preference.

2.3	Demand Registration.

(a)
If the Company receives, at any time beginning one (1) year after the effective date of the IPO, from the Holders of a majority of interest of the Preferred Registrable Securities then outstanding, a request in writing that all or part of the Registrable Securities held by them shall be registered for trading under the Securities Act, then, within seven (7) days after receipt of any such request, the Company shall give written notice of such request to the other Holders, and shall include in such registration all Registrable Securities held by all such Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company's notice. Thereupon, the Company shall use its best efforts to effect the registration of all Registrable Securities, as to which it has received requests for registration under the Securities Act.

(b)
Notwithstanding any other provision of Section 2.3(a), if the managing underwriter advises the Company in writing that marketing factors require an Underwriters Cutback, then there shall be excluded from such registration and underwriting, to the extent necessary to satisfy such limitation, first, Ordinary Registrable Securities, to the extent necessary (on a pro rata basis according to the respective holdings of the Holders of Ordinary Registrable Securities at the time of such registration), and second, Preferred Registrable Securities, to the extent necessary (on a pro rata basis according to the respective holdings of the Holders of Preferred Registrable Securities' at the time of such registration); provided however, that in any event all Registrable Securities must be included in such registration prior to any other shares of the Company. The Holders shall not be entitled to request a registration under Section 2.3(a) if the Company shall furnish to the Holders a certificate signed by the CEO of the Company confirming that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company or its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer the filing of the registration statement for a period of no more than ninety (90) days after the receipt of the request of the Holders under this Section 2.3(a); provided, however, the Company may not make more than one (1) such deferral in any six (6) month period.

(c)	In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.3(a):

(i)	after the Company has effected two (2) registrations pursuant to Section 2.3(a);

(ii)
during the period ending (A) twelve (12) months after the effective date of a registration subject to Section 2.3(a) hereof or (B) one year after the effective date of any other registration statement pertaining to Ordinary Shares of the Company, or such shorter periods if such shorter periods are acceptable to the underwriters of such offering;

(iii)
in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder; or

(iv)	if such request does not cover shares representing a market value at the time of such request equal to a minimum of $ 5,000,000.

2.4	Form S-3 Registration.

(a)
In case the Company receives from the Holders of a majority of interest of the Preferred Registrable Securities then outstanding a written request that the Company effect a registration on Form S-3, and any related qualification or compliance, the Company will within seven (7) days from receipt of any such request give written notice of the proposed registration, and any related qualification or compliance, to all other Holders, and include in such registration all Registrable Securities held by all such Holders, who wish to participate in such registration and provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company's notice. Thereupon, the Company shall use its best efforts to effect such registration of the Registrable Securities held by the Holders, and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request.

(b)
Notwithstanding any other provision of Section 2.4(a), if the registration on Form S-3 is an underwritten offering, and if the managing underwriter advises the Company in writing that marketing factors require an Underwriters Cutback, then there shall be excluded from such registration and underwriting, to the extent necessary to satisfy such limitation, first, Ordinary Registrable Securities, to the extent necessary (on a pro rata basis according to respective holdings of the Holders of Ordinary Registrable Securities at the time of such registration), and second, Preferred Registrable Securities, to the extent necessary (on a pro rata basis according to the respective holdings of the holders of Preferred Registrable Securities at the time of such registration); provided however, that in any event, all Preferred Registrable Securities must be included in such registration prior to any other shares of the Company (including any shares issued by the Company to the public). The Holders shall not be entitled to request a registration under this Section 2.4 if the Company shall furnish to the Holders a certificate signed by the CEO of the Company confirming that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company or its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer the filing of the registration statement for a period of no more than ninety (90) days after the receipt of the request of the Holders under this Section 2.4; provided, however, the Company may not make more than one (1) such deferral in any six (6) month period. There shall be no limit on the number of registrations that the Company shall be required to effect at the request of the holders of Preferred Registrable Securities under this Section 2.4.

(c)	In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration qualification or compliance pursuant to Section 2.4(a):

(i)	if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form F-3 for the Holders pursuant to this Section 2.4;

(ii)
in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;

(iii)
during the period ending 90 days after the effective date of any registration statement pertaining to Ordinary Shares of the Company (or such shorter period if such shorter period is acceptable to the underwriters of such offering);

(iv)	if such request does not cover shares representing a market value at the time of such request equal to a minimum of $ 1,000,000; or

(v)	if Form S-3 is not available for such offering by the Holders.

(d)
In case the Company receives from a Holder or Holders of Founding Registrable Securities at any time 12 months after the expiration of the lock-up period following IPO a written request that the Company effect a registration on Form S-3, and any related qualification or compliance, the Company shall use its best efforts to effect such registration of the Registrable Securities held by the Founding Shareholders, and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request.

(e)
The Founding Shareholders shall not be entitled to request a registration under Section 2.4(d) if the Company shall furnish to the Founding Shareholders a certificate signed by the CEO of the Company confirming that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company or its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer the filing of the registration statement for a period of no more than ninety (90) days after the receipt of the request of the Founding Shareholders under Section 2.4(d); provided, however, the Company may not make more than one (1) such deferral in any six (6) month period.

(f)	In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration qualification or compliance pursuant to Section 2.4(d):

(i)
if the Company has, within the twelve (12) month period preceding the date of such request, already effected registrations on Form F-3 for the Founding Shareholders with respect to Founding Registrable Securites representing more than twenty percent (20%) of the aggregate number of Founding Registrable Securities held by the Founding Shareholders at the time of the Company’s IPO;

(ii)
in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;

(iii)
during the period ending 90 days after the effective date of any registration statement pertaining to Ordinary Shares of the Company (or such shorter period if such shorter period is acceptable to the underwriters of such offering); or

(iv)	if such request does not cover shares representing a market value at the time of such request equal to a minimum of $5,000,000.

(v)	if Form S-3 is not available for such offering by the Holders.

2.5	Designation of Underwriter.

(a)
In the case of any underwritten registration effected pursuant to Section 2.3 or 2.4, the Company shall appoint an underwriter acceptable to the holders of a majority of interest of the Holders of Preferred Registrable Securities that submitted the request for registration.

(b)	In the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.

2.6
Expenses. All expenses incurred in connection with any registration or sale of shares under Section 2.2, Section 2.3, Section 2.4 or Section 3.3 shall be borne by the Company (including fees of one counsel for the selling shareholders); provided, however, that each of the Holders participating in such registration or sale shall pay its pro rata portion of the customary and standard discounts or commissions payable to any underwriter.

2.7	Indemnities. In the event of any registered offering of Ordinary Shares pursuant to this Section 2:

2.7.1	The Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder (including its officers, directors, partners and legal counsel) and any underwriter for such Holder, and each person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company's consent) to which the Holder or any such underwriter or controlling person may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, (iii) any violation or alleged violation by the Company of the Securities Act, the Securities Exchange Act of 1934, as amended, any state securities law; or any rule or regulation promulgated under the Securities Act, Securities Exchange Act or any state security law; and the Company will reimburse the Holder, such underwriter and each such controlling person of the Holder or the underwriter, promptly upon demand, for any legal or any other expenses reasonably incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by a Holder, such underwriter or such controlling persons in writing specifically for inclusion therein; provided, further, that the indemnity agreement contained in this subsection 2.7.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling shareholder, the underwriter or any controlling person of the selling shareholder or the underwriter, and regardless of any sale in connection with such offering by the selling shareholder. Such indemnity shall survive the transfer of securities by a selling shareholder.

2.7.2	Each Holder participating in a registration hereunder will indemnify and hold harmless the Company, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling shareholder's consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in the registration statement or included in the prospectus, as amended or supplemented, or (ii) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and each such Holder will reimburse the Company, any underwriter and each such controlling person of the Company or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in strict conformity with written information furnished by such Holder specifically for inclusion therein. The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the Final Prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company and (ii) any underwriter, if a copy of the Final Prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 2.7.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holders, as the case may be, which consent shall not be unreasonably withheld. In no event shall the liability of a Holder exceed the gross proceeds from the offering received by such Holder.

2.7.3	Promptly after receipt by an indemnified party pursuant to the provisions of Sections 2.7.1 or 2.7.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 2.7.1 or 2.7.2, promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 2.7.1 or 2.7.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within fifteen (15) days after written notice of the indemnified party's intention to employ separate counsel pursuant to the previous sentence, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.7.4	If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses as more fully set forth in an underwriting agreement to be executed in connection with such registration. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances.

2.8	Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible:

2.8.1
Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to nine months or, if sooner, until the distribution contemplated in the Registration Statement has been completed;

2.8.2	Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement;

2.8.3	Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

2.8.4	In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

2.8.5	Notify each holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

2.8.6	Cause all Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

2.8.7	Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

2.8.8	Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities;

2.9
Assignment of Registration Rights. Any of the Holders may assign its rights to cause the Company to register Shares pursuant to this Section 2 to any Permitted Transferee (as defined in the Company’s Articles of Association) or to a transferee of at least 250,000 of its Registrable Securities; provided, however, that within ten (10) days subsequent to such transfer, such transferor shall furnish the Company with written notice of the name and address of such transferee and the securities with respect to which such registration rights are being assigned, and the transferee's written agreement to be bound by this Section 2.

2.10
Lock-Up and Other Requests by the Underwriter. Each Holder hereby agrees that such Holder shall not sell or otherwise transfer or dispose of any Registrable Securities of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Ordinary Shares (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of the IPO, and provided that each of the senior officers of the Company (i.e. CEO and CFO) enters in an identical undertaking. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. Each Holder shall consider in good faith modifications to the rights afforded in this Agreement as suggested by the underwriter of the Company’s shares in the IPO. The Company may impose stop-transfer instructions with respect to the shares of Ordinary Shares (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period;

2.11
 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)
make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)	file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)
so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration;

2.12
Termination of Registration Rights. All registration rights granted under this Section 2, shall terminate and be of no further force and effect five (5) years after the date of the IPO. In addition, a Holder's registration rights shall expire if all Registrable Securities held by and issuable to such Holder may be sold under Rule 144 during any ninety (90) day period.

3.	Share Capital Confirmation and Waiver by Shareholders

3.1
Each of the Shareholders represents and warrants that: (i) the capitalization table attached hereto as Exhibit 3.1 (the "Post-Closing Capitalization Table") sets forth an accurate and complete description of its shareholdings, on an issued and outstanding basis and on a Fully Diluted Basis (as defined below); (ii) it is not entitled to any further issuance of shares or other securities of the Company (other than, rights to receive Ordinary Shares upon conversion of preferred shares in accordance with the Company’s corporate documents (as amended from time to time): and (iii) it hereby waives any pre-emptive rights together with its related over allotment rights (e.g., under Section 8 of the Series A Investment Agreement, Section 9 of the Series B Investment Agreement and Article 39 of the Company's Articles of Association) and anti-dilution rights (e.g., under Section 10 of the Series A Investment Agreement, Section 11 of the Series B Investment Agreement and Articles 36 through 38 of the Company's Articles of Association), to the extent any such right was triggered or existed at the relevant time, that such Shareholder had (if at all) under any agreement or under the corporate documents of the Company, with respect to any issuance of shares or securities of the Company.

For the purpose of this Agreement, “Fully Diluted Basis” shall mean the issued and outstanding share capital of the Company assuming the conversion of all convertible securities and the exercise of all warrants and options to acquire shares of the Company, including all options to purchase ordinary shares of the Company (the “Ordinary Shares”) granted to employees and/or consultants and including the Company’s existing option pool of 3,850,000 Ordinary Shares granted or reserved for future grant to employees and/or consultants.

3.2	Without derogating from the generality of the above, each Shareholder who is entitled to pre-emptive rights, hereby releases and waives any pre-emptive rights whatsoever that it may have in connection with the issuance by the Company of up to 6,800,000 Preferred C Shares, and warrants to purchase up to 200,000 Preferred C Shares issued as finder fees in respect issuance of Preferred C Shares of the Company on or prior to May 31, 2006.

3.3	The Company will use best efforts to cause the underwriters of the IPO to enable the holders of pre-emptive rights (“PE Holders”) to sell shares, pro rata to their holdings (i) to the public as part of the IPO, and (ii) to the underwriter in the “green shoe” option. Notwithstanding any other provision of this Section 3.3, if the underwriter advises the Company that marketing factors require a limitation of the number of shares that may be sold under this Section 3.3, then, there shall be excluded from such sale, to the extent necessary to satisfy such limitation, first, shares held by Preferred C Shareholders, to the extent necessary (on a pro rata basis according to the respective holdings of such holders at the time of such sale), and second, shares held by other PE Holders who are entitled to sell under this Section 3.3 (on a pro rata basis according to the respective holdings of such holders at the time of such registration). Each Shareholder acknowledges that if the Company (represented by the IPO Subcommittee of the Company’s Board of Directors) determines at its sole discretion, after discussions with the underwriters, that such sales will materially harm the chances of a successful IPO, then such sales shall not take place.

3.4.	Each Shareholder hereby releases and forever discharges the Company, each of the shareholders and their respective officers, directors and shareholders, from and against any and all actions, claims, demands, damages, of every kind, nature and description whatsoever that it may have by reason of any matter or cause whatsoever against any of the above in relation to or arising out of any action by the shareholders or board of directors of the Company, or any rights offering by the Company, or the provisions of any corporate documents of the Company (as amended from time to time), or any existing or prior shareholders agreements and any agreements for the sale and issuance of shares by the Company to the Shareholders.

4.	Termination of Existing Rights

For the sake of good order, and for the removal of any doubt:

4.1	Each of the Preferred A Shareholders, hereby agrees that the following sections in the Series A Investment Agreement dated July 24, 2003, as amended ("Series A Investment Agreement") are hereby terminated and of no further force and effect, and hereby waives any rights under any of such sections of the Series A Investment Agreement: Section 7 (conversion rights), Section 8 (pre-emptive rights), Section 9 (rights of first refusal and co-sale rights), Section 10 (anti-dilution protection), Section 11 (voting rights and negative covenants), Section 12 (dividend and liquidation preferences), Section 13 (bring along rights), Section 15 (Board of Directors composition), Section 17 (Founder Shareholders Sale Restriction).

4.2	Each of the Preferred B Shareholders, hereby agrees that the following sections in the Series B Investment Agreement dated September 23, 2004, as amended ("Series B Investment Agreement") are hereby terminated and of no further force and effect, and hereby waives any rights under any of such sections of the Series B Investment Agreement: Section 8 (conversion rights), Section 9 (pre-emptive rights), Section 10 (rights of first refusal and co-sale rights), Section 11 (anti-dilution protection), Section 12 (voting rights and negative covenants), Section 13 (dividend and liquidation preferences), Section 14 (bring along rights), Section 16 (Board of Directors composition), Section 19 (Founder Shareholders Sale Restriction).

4.3	Each of the Shareholders agrees that that all agreements and understanding relating to the rights of Shareholders to appoint directors or observers to the Board of Directors of the Company other than as reflected in the Company’s Amended Articles of Association are hereby terminated and of no further force and effect.

5.	Miscellaneous.

5.1	Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

5.2	Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof, except for provisions regarding registration rights, which will be interpreted in accordance with U.S. federal law.

5.3	Successors and Assigns. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement.

5.4	Entire Agreement; Amendment and Waiver.

(a)
This Agreement constitutes the full and entire understanding and agreement between the parties, and supersedes any agreement and understanding between any of the parties, with regard to the subject matters hereof and thereof including without limitation a Memorandum of Understanding dated March 7, 2006 and Investors Rights Agreement dated March 26, 2006. Without derogating from the generality of the above, this Agreement restates and supersedes Sections 14 and 16 of the Series A Investment Agreement, and Sections 15 and 17 of the Series B Investment Agreement..

(b)
Any term of this Agreement (as amended) may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of: (i) the Company, and (ii) a majority of interest of the holders of Registrable Securities; provided that (x) should such waiver or amendment adversely affect the rights or privileges granted hereunder to the particular Holder or group of Holders, in a manner which discriminates such Holder/s against other Holders (a “Discriminated Class”), such waiver or amendment shall be subject to the written approval of the Holder/s who are the owners of record of a majority of the outstanding shares of such Discriminated Class, and (y) any right or limitation provided for the express benefit of a specifically named party may not be amended or waived without the consent of such party. Any amendment or waiver effected in accordance with this Section 5.4 shall be binding upon the Company, the Shareholders, and each of their respective successors and assigns.

5.5	Notices, etc.

5.5.1
All notices and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given: (i) in the case of hand delivery to the address shown below, on the next Business Day after delivery; (ii) in the case of delivery by an internationally recognized overnight courier to the address set forth below, freight prepaid, on the next Business Day after delivery; (iii) in the case of a notice sent by facsimile transmission or email to the number, and addressed as, set forth below, on the next Business Day after delivery, if facsimile transmission or email is confirmed; (iv) in the case of a notice sent by email to any of the email addresses set forth in Schedule 1 through 4 hereto, on the date of written acknowledgment of receipt of such email by the receiving party. A "Business Day" means a day on which the banks are open for business in the country of receipt of any notice.

5.5.2	In the event that notices are given pursuant to one of the methods listed in Sub-clauses 3.5.1 (i) to (iii) above, a copy of the notice should also be sent by email to such address set forth in Schedules 1 through 4.

5.5.3	A party may change or supplement the contact details for service of any notice pursuant to this Agreement, or designate additional addresses, facsimile numbers and email addresses for the purposes of this Section 3.5 by giving the other party written notice of the new contact details in the manner set forth above.

if to the Holders:	to the addresses set forth in Schedules 1 through 4;

If to the Company:	10 Plaut Street, Science Park
Rehovot, Israel
Attn.: CEO
Tel: 972-8-948-4755
Fax: 972-8-948-4766

With a copy to:	Yigal Arnon & Co.
22 Rivlin Street
Jerusalem, Israel 91000
Attn.: Adv. Barry P. Levenfeld
Tel: 972-2-623-9200
Fax: 972-2-623-9236

5.6
Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default therefore or thereafter. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

5.7	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

5.8	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

5.8	Additional Parties. In the event that, after the date hereof, the Company shall issue Series C Preferred Shares to a party which is not currently a party to this Agreement, then such party shall become a party to this Agreement by adding its name and signature to the signature page hereof and to Schedule 4 hereto.

5.9	No Third Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities hereunder.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have signed this Investors Rights Agreement as of the date first hereinabove set forth.

ROSETTA GENOMICS LTD.	SHAREHOLDERS - SEE SEPARATE
SIGNATURE PAGE
by:
name:
title:

Investor Rights Agreement - Signature Page

IN WITNESS WHEREOF, by executing this Signature Page, the undersigned has read, understood and acknowledged the representations and covenants in the Investor Rights Agreement (the “IRA”) by and between Rosetta Genomics Ltd. (the “Company”) and its shareholders. Upon receipt by the Company of this Signature Page and execution by the Company of its counterpart signature page, the undersigned shall become a party to the IRA, and hereby authorizes this signature page to be attached to a counterpart of the IRA executed by the Company.

Print or Type Name of Shareholder	Signature

(Title, if applicable)

Typed or printed name and address of Shareholder:	Fax Number:
Telephone:
Email:

Schedule 1

Ordinary Shareholders

Investors	Address

Bentwich Innovations
Harmony 2000 (Association)
Bentwich Holdings Ltd.
Issac Bentwich
Zvi Bentwich
David Danino
Wilfred Stein
Shimon Greenberg (from ESOP)
Al.MI.NO. Ltd
Karni Getriede
Doron Sagi
LENE L.P. (from ESOP)
AxcesNet Resources (from ESOP)
Ehud Zadokya (from ESOP)
Baruch Rosensweig
Haim Albocher
Eitan metuki (from ESOP)

Schedule 2

Preferred A Shareholders

Investors	Address

Kadima Hi-Tech Ltd.
Insight Capital Ltd.
Teva Pharmaceutical Industries Ltd.
Yair Shamir
Ilan Leviteh
Stream Capital Ltd.
Golan and Liat Hod
Reuven Ashkenazi
Chevrat Adv. Jonathan Bach Ltd.
Yunsen Ltd.
Arlene Strelitz
Yoram Petruschka
E. Arad (Butler) Ltd.
Al.MI.NO. Ltd.

Schedule 3

Preferred B Shareholders

Investors	Address

Kadima Hi-Tech Ltd.
Insight Capital Ltd.
Nissan Holdings Ltd.
Teva Pharmaceutical Industries Ltd.
Yair Shamir
Chevrat Adv. Jonathan Bach Ltd.
Alron Rosetta LLC
Epione Bioinvestments L.P
Oded Gera
John Porter
Jonathan Rose
Marcia Riklis
Sami Friedrich
Karni Getriede

Schedule 4

Preferred C Shareholders

Investors	Address

[TO BE COMPLETED]
Aviv Tower 7 Jabotinsky St., Ramat Gan 52520, Israel.
With a copy to: Aaron Nahumi, Adv.
12 Oppenheimer St.
Tel-Aviv 69395, Israel
(e-mail: nahumi@nahumi.com)
M. Wertheim (Holdings) Ltd.
34 B Habarzel St., Ramat Hahayal, Tel Aviv 69710, Israel
With a copy to: Aaron Nahumi, Adv.
12 Oppenheimer St.
Tel-Aviv 69395, Israel
(e-mail: nahumi@nahumi.com)
Info-Prod Research (Middle East) Ltd.
Mrs. Nira Reichman
Mr. Eri Steimatzky
Rosenram Trust Co. Ltd.
Instanz Nominees Pty Ltd.
Dolphin Energies Ltd.
Computech Associates Ltd.
Mr. Enrique Norberto Friere & Mrs. Irene Gali
Joseph Hachmi
Mr. Jose Maximiliano Mammoliti
Canit Management Investments and Financing Ltd
Mercantile Discount Provident Fund Management Company Ltd, BMD for Provident Funds